     Exhibit 99.1
NEWS RELEASE
RANGE ANNOUNCES INCREASE IN CAPITAL BUDGET
FORT WORTH, TEXAS, APRIL 28, 2008...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that its Board of Directors has approved an increase in the 2008 capital expenditure budget by $200 million to $1.27 billion. The capital budget increase is primarily associated with expanding the Company’s leasehold position in the Marcellus Shale play in Appalachia. In addition, the Company increased its 2008 production growth target from 15% to 19%.
Commenting on the announcement, John Pinkerton, Range’s President and CEO said, “The increase in the capital expenditure budget reflects our success in the Marcellus Shale play. While we have built an enviable acreage position in excess of 1.1 million net acres, our very capable technical team has identified numerous opportunities to expand and high grade our leasehold position. Given that Range has drilled more wells in the play than all other companies combined, we believe we are well positioned to spend the additional capital prudently. Also, with the drilling success we have achieved so far in 2008 in our core properties, we have decided to increase our production growth target to 19%. Our multi-year portfolio of low-risk drilling projects is driving our production growth which in turn puts us in the position to aggressively pursue our emerging plays.”
RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to expected capital expenditures, acquisitions, production growth, reserve additions and rates of return are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

Contact:	Rodney Waller, Senior Vice President	2008-12
David Amend, IR Manager
Karen Giles, Corporate Communications Manager
(817) 870-2601
www.rangeresources.com